Exhibit 10.1

ASIAINFO HOLDINGS, INC.

PERFORMANCE STOCK UNIT AWARD AGREEMENT

TO:                                                     (“Participant” or “you” or “your”)

To encourage your continued employment with Asiainfo Holdings, Inc. (the “Company”) or its Subsidiaries, you have been granted this performance stock unit award (the “Award”) pursuant to the Company’s 2008 Stock Incentive Plan (the “Plan”). The Award represents the right to receive shares of Common Stock of the Company subject to the fulfillment of the vesting conditions set forth in this agreement (this “Agreement”).

The terms of the Award are as set forth in this Agreement and in the Plan. The Plan is incorporated into this Agreement by reference, which means that this Agreement is limited by and subject to the express terms and provisions of the Plan. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control. Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan. The most important terms of the Award are summarized as follows:

1.         Award Date:                                     March 16, 2009

2.         Nature of the Award.    The Award consists of the number of performance stock units (“Performance Stock Units” or “PSU”) set forth in Section 3 of this Agreement. Each Performance Stock Unit is a bookkeeping entry representing the contingent right of the Participant to receive a payment in respect of a share of Common Stock (each, a “Share”), whether in Shares, cash, or a combination thereof, subject to the terms and conditions of this Agreement.

3.         Total Number of Performance Stock Units Subject to this Award:

4.         Vesting of Performance Stock Units:

(a) The total number of Performance Stock Units subject to this Award shall vest based on the Company’s achievement of the performance goal (“Performance Goal”) described in Section 5 below and the table set forth in Section 5 (the “Vesting Table”). The Company’s achievement of the Performance Goal shall be interpreted and construed by the Plan Administrator in its sole discretion. For vesting purposes, the total number of Performance Stock Units shall be allocated equally among three twelve-month periods, such that the maximum possible number of Performance Stock Units that may vest in each of the three twelve-month periods is one-third of the total Performance Stock Units (each such allocation, a “One-Third Allocation”).

(b) Notwithstanding anything in this Agreement to the contrary, (i) the sum of the Performance Stock Units allocated to each twelve-month period shall under no circumstances exceed the total number of Performance Stock Units subject to this Award as set forth in Section 3, (ii) the number of Performance Stock Units allocated to each twelve-month period shall represent the maximum possible number of Performance Stock Units that may vest and be settled in respect of such twelve-month period, and (iii) the number of Performance Stock Units (if any) settled in respect of each twelve-month period shall be subject to the terms and conditions of this Agreement, including without limitation the satisfaction of the relevant vesting conditions, the Participant’s continued employment with or service to the Company, the negative discretion afforded to the Plan Administrator, and any other terms and conditions set forth in this Agreement or as otherwise determined in the sole and absolute discretion of the Plan Administrator.

5.         Performance Goal and Vesting Table.

The Plan Administrator has determined the Performance Goal based on the Company’s targeted Annual Operating Profit Growth Rate during each of the three twelve-month periods commencing respectively on October 1, 2008, October 1, 2009 and October 1, 2010. For purposes of this Section 5, the term “Annual Operating Profit Growth Rate” shall mean, with respect to each such twelve-month period, the percentage increase in the Company’s Operating Profit for such period as compared to the immediately preceding twelve-month period, as calculated by the Plan Administrator. The percentage of the One-Third Allocation that vests for each twelve-month period shall be determined as of the last day of the relevant twelve month period based upon the actual Annual Operating Growth Rate that the Company achieves in such period, as compared to the corresponding Annual Operating Growth Rate percentage thresholds in the Vesting Table set forth below; provided, however, that none of the Performance Stock Units allocated to any twelve-month period shall vest unless the Participant is an employee (or other service provider, as the case may be) of the Company or any Subsidiary on the last day of such period. For purposes of clarity and by way of illustration, if the Company’s Annual Operating Growth Rate for the twelve-month period ended October 1, 2009 is greater than or equal to 25% but less than 33%, 45.5% of the One-Third Allocation for that period will vest. In the event that any calculation made pursuant to the Vesting Table results in a fractional number of shares, the number will be rounded down to the nearest whole number of shares and only such whole number of shares shall vest. If and to the extent vested, the Performance Stock Units allocated to each twelve-month period shall be settled in accordance with the terms of this Agreement as soon as administratively practicable following the relevant vesting date, but in no event later than the March 15 of the calendar year immediately following the calendar year in which such vesting date occurs. Any Performance Stock Units that do not vest at the end of any twelve month period due to the Company’s failure to achieve any of the relevant thresholds set forth in the Vesting Table shall expire and be automatically forfeited without any further action by the Company or you.

	Percentage of One-Third Allocation Eligible for Vesting for the Twelve Month Period Ended October 1,
	2009	2010	2011
Annual Operating Profit Growth Rate Percentage Thresholds:
≥25% but <33%	45.5%	45.5%	45.5%
≥33% but <40%	54.5%	54.5%	54.5%
≥40% but <45%	72.7%	72.7%	72.7%
≥45%	100%	100%	100%

6.         Certification of Performance Goal Attainment.    With respect to each twelve-month period reflected in the Vesting Table, the Plan Administrator shall determine the extent to which the Performance Goal for that twelve-month period has been attained, in its sole discretion, and shall so certify in writing.

7.         Notification of Participant.    As soon as practicable following the Plan Administrator’s certification under Section 6, the Plan Administrator shall notify the Participant of the determination of the Plan Administrator in respect of the relevant twelve-month period and the extent of any vesting of the Participant’s Performance Stock Units allocated to such twelve-month period.

8.         Discretion to Reduce Vesting.    The Plan Administrator shall have the discretion to reduce (including to zero percent) at any time the vesting of the Performance Stock Units allocated to any or all of the twelve-month periods in the event that the Plan Administrator determines, in its sole discretion, that the Company’s performance, the Participant’s Business Unit’s performance or the Participant’s performance merits such reduction.

9.         Settlement and Payment.    As soon as administratively practicable following the Plan Administrator’s certification under Section 6 for each twelve-month period, and subject to any reduction determined by the Plan Administrator pursuant to Section 8, the Company shall pay the number of vested Performance Stock Units to the Participant. Subject to the other provisions of this Section 9, the Company shall pay such vested Performance Stock Units to the Participant in the form of Shares, where the number of Shares shall be equal to the whole number (rounding down) of vested Performance Stock Units, as determined and as adjusted by the Plan Administrator in accordance with the terms of this Agreement. No fractional Shares shall be issued under this Agreement. Notwithstanding the foregoing, the Plan Administrator may in its discretion elect to substitute the issuance of some or all Shares (as determined above) with a payment of cash in an amount equal to the Fair Market Value of such Shares. The Company has no obligation to make any payment to you under this Agreement (whether in Shares, cash, or a combination thereof) until and unless you have satisfied any and all required tax withholding obligations.

10.         Impact of a Corporate Transaction.    In the event of a Corporate Transaction, and if the Participant is an employee (or other service provider, as the case may be) of the Company or any Subsidiary immediately prior to the consummation of such Corporate Transaction, then the Plan Administrator may in its discretion cause to be vested up to and including one hundred percent

(100%) of the Performance Stock Units subject to this Award, and such vesting shall be effective immediately prior to the consummation of such Corporate Transaction. As soon as administratively practicable following the consummation of the Corporate Transaction, the Plan Administrator shall pay the vested Performance Stock Units described in the previous sentence to the Participant in such form or forms as provided under this Agreement. Notwithstanding anything to the contrary in the preceding two sentences, to the extent required to avoid taxation under Section 409A(a)(1) of the Code any Corporate Transaction that does not constitute a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A of the Code (and all applicable guidance promulgated thereunder) shall not constitute a Corporate Transaction the purposes of the preceding two sentences. In the event of a Corporate Transaction, this Award shall terminate automatically and cease to be outstanding effective upon the consummation of such Corporate Transaction.

11.         Termination of Employment.    The unvested portion of the Award will terminate automatically and be forfeited to the Company immediately and without further notice upon the voluntary or involuntary termination of your employment for any reason with the Company or any Subsidiary (including as a result of death or disability). A transfer of employment or services between or among the Company and its Subsidiaries shall not be considered a termination of employment. Unless the Plan Administrator determines otherwise, and except as otherwise required by local law, for purposes of this Award only, any reduction in your regular hours of employment to less than 30 hours per week is deemed a termination of your employment with the Company or any Subsidiary. In case of termination of your employment for Cause, the Award shall automatically terminate upon first notification to you of such termination, except as otherwise required by local law or unless the Plan Administrator determines otherwise. If your employment is suspended pending an investigation of whether you should be terminated for Cause, all of your rights under the Award likewise shall be suspended during the period of investigation. With respect to any portion of the Award that terminates unvested and is forfeited, no Shares shall be issued or issuable, no payment whatever shall be due or payable, and the Company shall have no obligation whatever.

12.         Leave of Absence and Change in Work Schedule.    Your rights under the Award in the event of a leave of absence or a change in your regularly scheduled hours of employment will be affected in accordance with the Company’s applicable employment policies or the terms of any agreement between you and your employer with respect thereto, unless the Plan Administrator determines otherwise.

13.         Right to Shares.    You shall not have any right in, to or with respect to any of the Shares (including any voting rights or rights with respect to dividends paid on the Common Stock) issuable under the Award until the Award is settled by the issuance of such Shares to you.

14.         Taxes.

(a)         Generally.    You are ultimately liable and responsible for all taxes and employee social insurance contributions, if any, owed in connection with the Award, regardless of any action the Company or any of its Subsidiaries takes with respect to any obligations for tax withholding and social insurance deductions that arise in connection with the Award. Neither the

Company nor any of its Subsidiaries makes any representation or undertaking regarding the treatment of any tax withholding or social insurance deductions in connection with the grant or vesting of the Award or the subsequent sale of Shares issuable pursuant to the Award. The Company and its Subsidiaries do not commit and are under no obligation to structure the Award to reduce or eliminate your tax liability or social insurance contributions. As a condition and term of this Award, no election under Section 83(b) of the Code may be made by you or any other person with respect to all or any portion of the Award.

(b)         Payment of Withholding Taxes.    Prior to any event in connection with the Award that the Company determines may result in any domestic or foreign tax withholding obligation that the Company may deem to arise under local law, whether national, federal, state or local, including any social insurance contribution obligation (the “Tax Withholding Obligation”), you must arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company.

Your acceptance of this Award constitutes your pre-existing instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to sell on your behalf, at any time and without further notice, a whole number of Shares from those Shares issuable to you as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the Tax Withholding Obligation. Such Shares will be sold on the day the Tax Withholding Obligation arises or as soon thereafter as practicable. You will be responsible for all broker’s fees and other costs of sale, and you agree to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed your Tax Withholding Obligation, the Company agrees to pay such excess in cash to you through payroll or otherwise as soon as practicable. You acknowledge that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy your Tax Withholding Obligation. Accordingly, you agree to pay to the Company or any of its Subsidiaries as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the sale of Shares described above.

In addition to the methods described above, the Company may allow you to pay cash to satisfy applicable withholding taxes. We may refuse to release any shares of Common Stock to you until you comply with your obligations as described in this section.

(c)         Right to Retain Shares.    The Company may refuse to issue any Shares to you until you satisfy the Tax Withholding Obligation. To the maximum extent permitted by law, the Company has the right to retain without notice from Shares issuable under the Award or from salary or other amounts payable to you, Shares or cash having a value sufficient to satisfy the Tax Withholding Obligation.

15.         Registration.    The Company currently has an effective registration statement on file with the U.S. Securities and Exchange Commission with respect to the shares of Common Stock subject to the Award. The Company intends to maintain this registration but has no obligation to do so. If the registration ceases to be effective, you will not be able to transfer or sell Shares issued to you pursuant to the Award unless exemptions from registration under applicable securities laws are available. Such exemptions from registration are very limited and might be unavailable. You agree that any resale by you of the shares of Common Stock issued pursuant to the Award shall comply in all respects with the requirements of all applicable securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder) and any other law, rule or regulation applicable thereto, as such laws, rules, and regulations may be amended from time to time. The Company shall not be obligated to either issue the Shares or permit the resale of any Shares if such issuance or resale would violate any such requirements.

16.         Limitation on Rights; No Right to Future Grants; Extraordinary Item.    By entering into this Agreement and accepting the Award, you acknowledge that: (a) the Plan is discretionary and may be modified, suspended or terminated by the Company at any time as provided in the Plan; (b) the grant of the Award is a one-time benefit and does not create any contractual or other right to receive future grants of awards or benefits in lieu of awards; (c) all determinations with respect to any such future grants, including, but not limited to, the times when awards will be granted, the number of shares subject to each award, the award price, if any, and the time or times when each award will be settled, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the value of the Award is an extraordinary item which is outside the scope of your employment contract, if any; (f) the Award is not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and you will have no entitlement to compensation or damages as a consequence of your forfeiture of any unvested portion of the Award as a result of the termination of your employment by the Company or any Subsidiary for any reason; (g) the future value of the Common Stock subject to the Award is unknown and cannot be predicted with certainty, (h) neither the Plan, the Award nor the issuance of the Shares confers upon you any right to continue in the employ of (or any other relationship with) the Company or any Subsidiary, nor do they limit in any respect the right of the Company or any Subsidiary to terminate your employment or other relationship with the Company or any Subsidiary, as the case may be, at any time and (i) in the event that you are not a direct employee of Company, the grant of the Award will not be interpreted to form an employment relationship with the Company; and furthermore, the grant of the Award will not be interpreted to form an employment contract with your employer, the Company or any Subsidiary.

17.         Execution of Award Agreement.    Please acknowledge your acceptance of the terms and conditions of the Award by signing the original of this Agreement and returning it to the Human Resources Department of the Company. If you do not sign and return this Agreement, the Company is not obligated to provide you any benefit hereunder and may refuse to issue shares to you under this Award.

18.     Employee Data Privacy.    By entering into this Agreement and accepting the Award, you (a) explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of any of your personal data that is necessary to facilitate the implementation, administration and management of the Award and the Plan, (b) understand that the Company and your employer may, for the purpose of implementing, administering and managing the Plan, hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, and details of all awards or entitlements to Common Stock granted to you under the Plan or otherwise (“Data”), (c) understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, including any broker with whom the Shares issued upon vesting of the Award may be deposited, and that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country; (d) waive any data privacy rights you may have with respect to the Data; and (e) authorize the Company, its Subsidiaries and its agents to store and transmit such information in electronic form.

19.         No Assignment.    This Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, except by will or by the laws of descent and distribution. During the lifetime of the Participant, all rights with respect to this Award shall be exercisable only by the Participant.

20.         Termination or Amendment.    The Board may terminate or amend the Plan or the Award at any time; provided, however, that no such termination or amendment may adversely affect the Award without the consent of the Participant unless such termination or amendment is necessary to comply with any applicable law or government regulation. No amendment or addition to this Agreement shall be effective unless in writing. Notwithstanding any other provision of this Agreement to the contrary, the Board may, in its sole and absolute discretion and without the consent of the Participant, amend this Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming this Agreement to any present or future law, regulation or rule applicable to this Agreement, including, but not limited to, Section 409A of the Code and all applicable guidance promulgated thereunder.

21.         Further Instruments.    The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

22.         Binding Effect.    Subject to the restrictions on transfer set forth herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

23.         Language; Governing Law.    If you have received this Agreement or any other document related to the Plan or the Award translated into a language other than English and if the translated version is different than the English version, the English version will control. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Very truly yours,

ASIAINFO HOLDINGS, INC.

By:
Name:
Title:

ACCEPTANCE AND ACKNOWLEDGMENT

I, a resident of                                      (country), accept and agree to the terms of the Performance Stock Unit Award described in this Agreement and in the Plan, acknowledge receipt of a copy of this Agreement, the Plan and the applicable Plan Summary, and acknowledge that I have read them carefully and that I fully understand their contents.

Dated:

Taxpayer I.D. Number	Printed Name:

PARTICIPANT

Address:

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